Exhibit 10.1

MBIA INC.

February 16, 2008

Gary C. Dunton

[98 Golf Lane]

[Ridgefield, CT 06877]

Dear Gary:

On behalf of MBIA Inc. (“MBIA”), we thank you for your dedicated service to MBIA through a difficult period. This letter will confirm that, effective immediately, MBIA accepts your resignation from MBIA’s Board of Directors, the positions of President and Chief Executive Officer and any and all other positions you may hold with MBIA or any of its subsidiaries or affiliates. For purposes of determining your entitlements and obligations upon your resignation, it is agreed that your departure will be treated no less favorably than a termination by MBIA other than for “Cause,” as defined in your letter agreement dated May 6, 2004 (the “Letter Agreement”). Further, the Company agrees that it shall not require you to purchase any shares of the Company’s common stock pursuant to Schedule 1.2(a)(3)(B)(ii) to the Investment Agreement, dated as of December 10, 2007, between Warburg Pincus Private Equity X and the Company and any agreement entered into for the purpose of effecting such purchase, and that it will use its reasonable best efforts to obtain the consent of Warburg Pincus not to enforce such obligation. We will promptly commence work on a comprehensive separation agreement with you, consistent with the foregoing, subject to approval by the Compensation Committee of our Board of Directors.

Very truly yours,

MBIA INC.

By:	/s/ Ram Wertheim
Ram Wertheim General Counsel

AGREED TO AND ACKNOWLEDGED:

/s/ Gary C. Dunton
Gary C. Dunton	2/16/08
Date